                                                                     EXHIBIT 2.4
                                                                     -----------
                             STOCK OPTION AGREEMENT

          STOCK OPTION AGREEMENT (this "Agreement"), dated as of June 24, 1999,
                                        ---------
between THINK NEW IDEAS, INC., a Delaware corporation (the "Company"), and
                                                            -------
ANSWERTHINK CONSULTING GROUP, INC., a Florida corporation ("Grantee").
                                                            -------

          WHEREAS, the Company, Grantee and Darwin Acquisition Corp., a Delaware corporation and a newly-formed wholly-owned direct subsidiary of Grantee ("Merger Sub"), have contemporaneously with the execution of this Agreement
 -----------
entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Merger Sub shall be
 ----------------
merged with and into the Company pursuant to the terms and conditions thereof;
and

          WHEREAS, as an essential condition and inducement to Grantee's entering into the Merger Agreement and in consideration therefor, the Company has agreed to grant Grantee the Option (as hereinafter defined).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

          1.  Grant of Option.  The Company hereby grants to Grantee an
              ---------------
irrevocable option (the "Option") to purchase up to two million eight thousand
                         ------
two hundred eighty eight (2,008,288) validly issued, fully paid and non-assessable shares of Company Common Stock (such shares being referred to herein as the "Option Shares"), at a purchase price of eighteen dollars and fifty cents
        -------------
($18.50) per share, as adjusted in accordance with the provisions of Section 7
                                                                     ---------
of this Agreement (such price, as adjusted if applicable, the "Option Price");
                                                               ------------
provided, however, in no event shall the number of Option Shares for which this
--------  -------
Option is exercisable exceed nineteen and nine-tenths percent (19.9%) of the number of shares of Company Common Stock issued and outstanding (before giving effect to the exercise of the Option) at the time this Option is exercised.

          2.  Certain Terms of the Option.
              ---------------------------

              (a) Exercise of Option.  Grantee may exercise the Option, in whole
                  ------------------
or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in Section 2(e) hereof) on
                                                         ------------
or prior to
the last date of the eighteen (18) month period following such Triggering Event (the "Option Expiration Date"); provided, however, if a Triggering Event arises
      ----------------------    --------  -------
from a termination of the Merger Agreement pursuant to Section 9.1(e) thereof,
                                                       --------------
the Option Expiration Date hereunder shall be the last date of the twelve (12) month period following such Triggering Event. The right to exercise the Option shall terminate upon the first to occur of the Option Expiration Date or an Option Termination Event.

              (b) Triggering Events.  The term "Triggering Event" shall mean
                  -----------------             ----------------
the occurrence of any of the following:

                  (i) a termination of the Merger Agreement pursuant to which a Break-Up Fee (as hereinafter defined) becomes or will become payable to Grantee pursuant to Section 9.6(a) of the Merger Agreement;
                    --------------

                  (ii) a termination of the Merger Agreement pursuant to which an initial Break-Up Fee pursuant to Section 9.6(c) of the Merger Agreement
                                    --------------
becomes or will become payable to Grantee;

                  (iii) the termination of the Merger Agreement by Grantee pursuant to Section 9.1(e) of the Merger Agreement as a result of the failure of
            --------------
the Company to timely fulfill any obligation of the Company under the Merger Agreement.

                  The term "Break-Up Fee" shall mean any amount (including,
                            ------------
without limitation, the Termination Fee) payable by the Company to Grantee pursuant to Section 9.6 of the Merger Agreement.
            -----------

              (c) Option Termination Events.  The term "Option Termination
                  -------------------------             ------------------
Event" shall mean any of the following events:
-----

                  (i)   the Effective Time; or

                  (ii) the termination of the Merger Agreement other than under circumstances which constitute a Triggering Event under this Agreement.

              (d) Notice of Triggering Event.  The Company shall notify Grantee
                  --------------------------
in writing as promptly as practicable following its becoming aware of the occurrence of any Triggering Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

              (e) Notice of Exercise; Closing.  In the event that Grantee is
                  ---------------------------
entitled to and desires to exercise the Option (in whole or in part), it shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein
 ---------------
referred to as the "Notice Date") specifying (i) the total number of shares (or
                    -----------
other Option Securities (as hereinafter defined)) it will purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) Business Days nor later than sixty (60) Business Days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of the
                    -------------------    --------
purchase and sale pursuant to the Option (the "Option Closing") cannot be
                                               --------------
consummated, by reason of any applicable Order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; provided,
                                                                       --------
further, without limiting the foregoing, that if, in the reasonable opinion of
-------
Grantee, prior notification to or approval of any Governmental Entity is required in connection with such purchase, the Company or Grantee, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

              (f) Purchase Price.  Subject to Section 2(k), at any Option
                  --------------              ------------
Closing, Grantee shall pay to the Company the aggregate Option Price for the number of Option Shares and Option Securities to be issued at such Option Closing, in immediately available funds by wire transfer to a bank account designated by the Company; provided that failure or refusal of the Company to
                           --------
designate such a bank account shall not preclude Grantee from exercising the Option.

              (g) Issuance of Company Common Stock.  Subject to Section 2(k), at
                  --------------------------------              ------------
any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f) hereof, the Company shall deliver to Grantee a
                     ------------
certificate or certificates representing the number of shares of Company Common Stock (or other Option Securities) purchased by Grantee at such Option Closing and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the Option Shares (or other Option Securities) purchasable hereunder. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of the Company then in effect.

              (h) Legend.  Certificates for Company Common Stock (or other
                  ------
Option Securities) delivered at an Option Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

               "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

It is understood and agreed that the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act.

              (i) Record Grantee; Expenses.  Upon the delivery by Grantee to the
                  ------------------------
Company of the Exercise Notice and the tender of the applicable Option Price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Company Common Stock (or other Option Securities) issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock (or other Option Securities) shall not then be actually delivered to Grantee or that the Company shall have failed or refused to designate the bank account described in Section 2(f). The Company shall pay all expenses that
                          ------------
may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee. Grantee shall
                              ---------
pay all expenses that may be payable in connection with the issuance and delivery of stock certificates or a substitute option agreement in the name of any assignee, transferee or designee of Grantee.

              (j) Consents.  The obligation of the Company to issue Option
                  --------
Shares (or other Option Securities) to Grantee hereunder is subject to the conditions that (i) any waiting period under the HSR Act applicable to the issuance of the Option Shares (or other Option Securities) hereunder shall have expired or been terminated; (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Option Shares (or other Option Securities) hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other Order prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all such conditions to closing, so that an Option Closing may take place as promptly as practicable.

              (k) Cancellation Amount.  If prior to an Option Termination Event,
                  -------------------
any Person or group (other than Grantee or its Affiliates) (i) shall have made a bona fide proposal with respect to (A) a tender offer or exchange offer for fifty percent (50%) or more of the then outstanding shares of Company Common Stock (a "Share Proposal"), (B) a merger, consolidation or other business
          --------------
combination with the Company (a "Merger Proposal") or (C) any acquisition of a
                                 ---------------
material portion of the assets of the Company (an "Asset Proposal"), or (ii)
                                                   --------------
shall have acquired fifty percent (50%) or more of the then outstanding shares of Company Common Stock (a "Share Acquisition"), then Grantee, in lieu of
                            -----------------
exercising the Option, shall have the right at any time thereafter (for so long as the Option is exercisable under Section 2(a)) to request in writing (a
                                   ------------
"Cancellation Notice") that the Company pay, and promptly (but in any event not
 -------------------
more than five (5) Business Days) after the giving by Grantee of such Cancellation Notice, the Company shall pay to Grantee, in cancellation of the Option, an amount in cash equal to the Cancellation Amount (as defined below); provided, however, the Cancellation Amount shall not be payable by the Company
--------  -------
if either Grantee or the Company shall have terminated the Merger Agreement pursuant to Section 9.1(f) as a result of the failure to receive the requisite
            --------------
vote for approval of the Merger Agreement and the Merger by the Stockholders of the Company at the Company Stockholders Meeting; provided, further, if after any
                                                 --------  -------
such termination pursuant to Section 9.1(f) of the Merger Agreement, an
                             --------------
Acquisition Proposal involving Grantee is thereafter consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after any such termination of the Merger Agreement, the Cancellation Amount shall become payable in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, in the event of any closing involving the payment of a Cancellation Amount, Grantee shall deliver to the Company for cancellation the Option, and the Company shall make payment to Grantee of the Cancellation Amount by wire transfer of immediately available funds pursuant to Grantee's instructions.

          As used herein, the "Cancellation Amount" shall mean an amount equal
                               -------------------
to:

          (i) the excess over the Option Price of the greater of (A) the last sale price of a share of Company Common Stock as reported on the Nasdaq on the last trading day prior to the date of the Cancellation Notice, or
     (B)(x) the highest price per share of Company Common Stock offered or proposed to be paid or paid by any such Person or group pursuant to or in connection with a Share Proposal, a Share Acquisition or a Merger Proposal or (y) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with an Asset Proposal, divided by the number of shares of Company Common Stock then outstanding, multiplied by (ii) the number of Option Shares then covered by the Option.
     -------------
     The parties acknowledge and agree that the Cancellation Amount payable hereunder shall be reduced by the Offset Amount (as defined below). If all or a portion of the price per share of Company Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the assets of the Company, each as contemplated by this Section 2(k), consists of non-cash consideration, such
                          ------------
     price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined by the investment bankers of the Company and the investment bankers of Grantee (or, if such investment bankers cannot agree within ten (10) Business Days of such question being submitted for such determination, then promptly by an independent investment banker chosen by Grantee's investment bankers and reasonably acceptable to the Company's investment bankers).

          As used herein, the "Offset Amount" shall mean an amount equal to (i)
                               -------------
any amount actually paid to Grantee by the Company as a Break-Up Fee under the Merger Agreement less (ii) any amount remitted to the Company by Grantee pursuant to Section 2(l).
            ------------

              (l) Termination Fee Reduction.  Following exercise of the Option
                  -------------------------
(in whole or in part) by Grantee, in each event that Grantee sells or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then Grantee shall immediately remit to the Company
                  ----
any Option Share Profit (as hereinafter defined) from such Sale until Grantee shall have reimbursed the Company for the amount of any Break-Up Fee(s) previously paid by the Company to Grantee pursuant to Section 9.6 of the Merger
                                                      -----------
Agreement.

          As used herein, the term "Option Share Profit" shall mean an amount
                                    -------------------
equal to (x) the amount received by Grantee in a Sale (less customary brokerage commissions), less (y) the aggregate Option Price paid by Grantee for the Option Shares sold in such Sale.

          3.  Evaluation of Investments.  Grantee, by reason of its knowledge
              -------------------------
and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in the Option and the securities to be purchased/sold pursuant to this Agreement (collectively, the "Option Securities").
------------------

          4.  Investment Intent.  Grantee represents and warrants that it is
              -----------------
entering into this Agreement and is acquiring and/or will acquire the Option Securities for its own account and not with a view to resale or distribution of all or any part of the Option Securities in violation of applicable law.

          5.  Reservation of Shares.  The Company agrees (a) that it shall at
              ---------------------
all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Company Common Stock (and other Option Securities) issuable pursuant to this Agreement so that the Option may be exercised without additional authorization of Company Common Stock (or such other Option Securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock (or such other Option Securities); (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by the Company; and (c) promptly to take all action as may from time to time be required in order to permit Grantee to exercise the Option and the Company to duly and effectively issue shares of Company Common Stock (or other Option Securities) pursuant hereto.

          6.  Division of Option; Lost Options.  This Agreement (and the Option
              --------------------------------
granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder(s) thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Company Common Stock purchasable hereunder. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

          7.  Adjustment Upon Changes in Capitalization.  The number of shares
              -----------------------------------------
of Company Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 7.
                                                            ---------

              (a) Transaction Adjustment.  In the event of any change in Company
                  ----------------------
Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then the Option Shares that are then purchasable upon exercise of the Option shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property (including cash) that Grantee would have owned or been entitled to receive after the happening of any of the events described in this Section 7(a) if the Option had been exercised
                                ------------
immediately prior to such event, or the record date therefor, as applicable.

              (b) Option Price Adjustment.  Whenever the number of shares of
                  -----------------------
Company Common Stock subject to this Option are adjusted pursuant to Section
                                                                     -------
7(a), the Option Price shall be appropriately adjusted, if applicable, by
----
multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option immediately after the adjustment.

          8.  Registration Rights.
              -------------------

              (a) If requested by Grantee at any time and from time to time within two (2) years of a Triggering Event, the Company agrees to use its best efforts to effect as promptly as possible upon the request of Grantee and cause to become and remain effective for a period of not less than six (6) months (or such shorter period as may be necessary to effect the distribution of such shares), the registration under the Securities Act, and any applicable state securities laws, of all or any part of the Option Shares as may be specified in such request; provided, however, that (i) Grantee shall have the right to select
              --------  -------
the managing underwriter for any underwritten offering of such Option Shares after consultation with the Company, (ii) the number of Option Shares requested to be included in each such registration shall not be less than one percent (1%) of the then outstanding shares of Company Common Stock and (iii) Grantee shall be limited to two (2) such demand registrations pursuant to this Section 8(a). A
                                                                 ------------
requested demand registration pursuant to this Section 8(a) may be rescinded by
                                               ------------
written notice to the Company by Grantee and such rescinded registration shall not count as a registration statement initiated pursuant to this Section 8(a),
                                                                 ------------
if, notwithstanding Section 8(d) below, Grantee shall agree to reimburse the
                    ------------
Company for all out-of-pocket expenses incurred by the Company in connection with such rescinded registration.

              (b) The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding ninety (90) days in the aggregate if the Board of Directors of the Company shall have determined in good faith after having consulted with outside counsel that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company or the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement.

              (c) In addition to such demand registrations, if the Company proposes to effect a registration of Company Common Stock (other than a registration statement on Form S-4 or S-8 or any successor thereto) for its own account (a "Company Registration") or for the account of any other stockholder
            --------------------
of the Company (a "Stockholder Registration"), the Company shall give prompt
                   ------------------------
written notice to all holders of Options or Option Shares of its intention to do so and shall use its best efforts to include therein all Option Shares requested by Grantee to be so included. No registration effected under this Section 8(c)
                                                                  ------------
shall relieve the Company of its obligations to effect demand registrations under Section 8(a) hereof,
      ------------
and nothing in this Section 8(c) shall apply to a demand registration pursuant
                    ------------
to Section 8(a). If (i) a registration pursuant to this Section 8(c) involves an
   ------------                                         ------------
underwritten offering of the securities so being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and (ii) the managing underwriter of such underwritten offering shall advise the Company in writing of its belief that the number of securities requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering without materially adversely affecting the price to be received thereon, then the Company shall include in such registration, to the extent of the number which the Company is so advised by the managing underwriter can be sold in (or during the time of) such offering, first, in the case of a Company Registration, all securities proposed by the Company to be sold for its own account or, in the case of a Stockholder Registration, the securities to be sold for the account of the stockholders thereof; second, such Option Shares requested to be included in such registration pro rata on the basis of the number of Option Shares so proposed to be sold and so requested to be included; and third, other securities requested to be included in such registration.

              (d) Registrations effected under this Section 8 shall be effected
                                                    ---------
at the Company's expense, including the fees and expenses of counsel to the holder of Options or Option Shares, but excluding underwriting discounts and commissions to brokers or dealers. In connection with each registration under this Section 8, the Company shall indemnify and hold each holder of Options or
     ---------
Option Shares participating in such offering (a "Holder"), its underwriters and
                                                --------
each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective Affiliates may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) which arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to the Company expressly for use in such registration statement.

              (e) In connection with any registration statement pursuant to this
Section 8, each Holder agrees to furnish the Company with such information
---------
concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act. In addition, each Holder shall indemnify and hold the Company, its underwriters and each of their respective Affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including without limitation investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which the Company, its underwriters and each of their respective Affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by such Holder to the Company expressly for use in such registration statement. In no event shall the liability of any Holder or any Affiliate thereof under this Section 8 be greater in amount than the dollar amount of the
                   ---------
proceeds (net of payment of all expenses) received by such Holder upon the sale of the Option Shares giving rise to such indemnification obligation.

              (f) Upon the issuance of Option Shares hereunder, Grantee shall promptly file a Notification for Additional Listing of Shares providing for inclusion for quotation on Nasdaq of the Option Shares and shall use reasonable efforts to cause the Option Shares to be approved for quotation on Nasdaq.

          9.  Extension of Time for Regulatory Approvals.  The periods related
              ------------------------------------------
to exercise of the Option and the other rights of Grantee hereunder shall be extended (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (b) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise; provided, however, in no event shall
                                         --------  -------
any of the periods hereunder be extended for more than an additional six (6) month period in the aggregate.

          10.  Representations and Warranties of the Company.  The Company
               ---------------------------------------------
hereby represents and warrants to Grantee as follows:

              (a) Authority.  The Company has the necessary corporate power and
                  ---------
authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Grantee, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

              (b) Corporate Action.  The Company has taken all necessary
                  ----------------
corporate action to authorize and reserve and to permit the Company to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock at any time and from time to time issuable hereunder, and all such shares of Company Common Stock, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all Encumbrances and not subject to any preemptive rights.

              (c) No Conflict.  The execution and delivery of this Agreement by
                  -----------
the Company do not, and the performance by the Company of its obligations under this Agreement will not (i) conflict with or violate the certificate or articles of incorporation, bylaws or partnership agreement of the Company or any Company Subsidiary, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not have a Material Adverse Effect on the Company.

              (d) Anti-Takeover  Statutes.  The provisions of Section 203 of the
                  -----------------------
General Corporation Law of the State of Delaware will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby and thereby. The Company has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter provision containing change of control or anti-takeover provisions.

          11.  Assignment.  The Company may not assign any of its rights or
               ----------
obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of Grantee. Grantee may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person.

          12.  Application for Regulatory Approval.  Each of Grantee and the
               -----------------------------------
Company will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Company Common Stock issuable hereunder on the Nasdaq upon official notice of issuance.

          13.  Specific Performance.  The Company acknowledges and agrees that
               --------------------
damages would be an inadequate remedy for a breach of this Agreement by the Company and that the obligations of the Company shall be enforceable by Grantee through injunctive or other equitable relief.

          14.  Severability.  If any term or other provision of this Agreement
               ------------
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          15.  Notices.  All notices, claims, demands and other communications
               -------
hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

          16.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          17.  Counterparts.  This Agreement may be executed and delivered in
               ------------
one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          18.  Definitions.  Capitalized terms used and not defined herein shall
               -----------
have the meanings set forth in the Merger Agreement.

          19.  Expenses.  Except as otherwise expressly provided herein or in
               --------
the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          20.  Entire Agreement.  This Agreement, the Merger Agreement, the
               ----------------
Confidentiality Agreement and any documents and instruments referred to herein and therein constitute the entire agreement of the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          21.  Further Assurances.  In the event of any exercise of the Option
               ------------------
by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary to the fullest extent permitted by law in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize the Company or Grantee to breach any provision of the Merger Agreement.

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                                      -13-

          IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              THINK NEW IDEAS, INC.

                              By:  /s/ Ronald Bloom
                                   ------------------------------------
                                   Name:  Ronald Bloom
                                   Title: Chief Executive Officer


                              ANSWERTHINK CONSULTING GROUP, INC.

                              By:  /s/ Ted A. Fernandez
                                   ------------------------------------
                                   Name:  Ted A. Fernandez
                                   Title: Chairman of the Board, President
                                          and Chief Executive Officer


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